Exhibit 3.2

ARTICLE IV

OFFICERS

Section 1. Officers. The Corporation shall have a Chairman of the Board of Directors and a President (both of whom shall be members of the Board of Directors), a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers as the Board may deem necessary, all of whom shall be elected by the Board of Directors or chosen by an officer or officers designated by it and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any two or more offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by the Code of Regulations to be executed, acknowledged or verified by any two or more officers.

Section 2. Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors.

Section 3. Term of Office. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer elected by the Board of Directors may be removed with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 4. The Chairman of the Board. The Chairman of the Board shall be a member of the Board of Directors of the Corporation. He shall preside at all meetings of the shareholders and the Board of Directors, shall have, concurrent with the President, general and active management of the Corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. He shall also perform such other and further duties as may from time to time be required of him by the Board of Directors.

Section 5. The President. The President shall be a member of the Board of Directors, and shall be chief operating officer of the Corporation. The President shall also be the chief executive officer unless the Board of Directors has designated the Chairman of the Board or another officer as chief executive officer. The President shall attend all meetings of the shareholders and the Board of Directors, and shall have, concurrent with the Chairman of the Board, general and active management of the Corporation. He shall be authorized to execute all documents instruments and agreements on behalf of the Corporation except when such execution shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall also perform such other and further duties as may from time to time be required of him by the Board of Directors.

Section 6. The Vice President(s). The Vice President, if any, or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 7. The Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the shareholders and regular and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, if any, and he, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of the Treasurer or by the signature of an Assistant Secretary or an Assistant Treasurer. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation, if any, and to attest such affixing by his signature.

Section 8. The Assistant Secretary(ies). The Assistant Secretary, or if there is more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9. The Treasurer. The Treasurer shall be the chief financial officer of the Corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of the receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation. He shall be authorized to execute all documents instruments and agreements on behalf of the Corporation except when such execution shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

Section 10. The Assistant Treasurer(s). The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.